February 14, 2011

Dear Shareholders:

On February 8, 2011, an analyst contacted ChinaCast management with a number of material questions surrounding two university acquisitions the Company had previously completed.  In order to provide full transparency to our shareholders and other interested investors, the management team is providing the list of questions and the Company’s responses below.

Please know that our management team and board take this matter extremely seriously, since any implication of wrongdoing directly implicates me as the Chairman and CEO of ChinaCast Education.  We fear, given the nature of the questions, that the analyst might have misapprehended our transactions and jumped to a wrong and harmful conclusion about them.  Our fears are reinforced by the number of negative, and according to their targets, false reports about Chinese companies issued by or in concert with short sellers for their own financial benefit.

We recognize that it is easy to misapprehend public information about public companies, especially when acquisitions are involved.  We expect that these responses will help you to understand the nature and particulars of our acquisitions.  We have witnessed frequently that some analysts arrive at questions but do not seek out Company input in order to obtain answers.  We are cooperating in hopes of avoiding a similar situation.

The analyst was clearly focused on the prices we paid to acquire assets.  We recognize that these complex transactions can easily confuse even professionals with an industry analyst’s level of sophistication and experience. Our goal in responding is to illustrate that there is no discrepancy between what the seller (the new holding company) paid for the assets it obtained and what we paid for the school.

As you are aware, management and our board of directors, including myself, have purchased approximately $9.5 million in stock during the past year, signifying our belief in the business and its growth prospects.  We hope and expect that you, our shareholders and interested investors, will understand and credit our answers and recognize that ChinaCast is a strong, vibrant company and that its management is dedicated to maximizing shareholder value.

Question #1 - Based on CAST 8K filings, the WOFE (wholly owned foreign enterprise) holding companies of two universities acquired by CAST, namely, Shanghai Xijiu (the WOFE holding company of Lijiang College or ‘LJC’) and Shanghai Rubao (the WOFE holding company of Hebei Industrial University Business College or ‘HIUBC’),  office locations were next to each other (Suite 716-L vs. Suite 716-N).  Given that the owners of Shanghai Xijiu and Shanghai Rubao are two different individuals, why are they renting the same office location?

Answer #1 – Please understand that these locations are only the addresses of the WOFE (wholly owned foreign enterprise) holding companies that were acquired solely to facilitate these transactions.  The WOFEs were pre-existing, acquired from the same source, and therefore have almost the same address.  The close proximity of the WOFE offices does not evidence a connection between Xijiu or Rubao and there is none.

For various regulatory, tax, and accounting reasons in China, after our first acquisition, we structured our subsequent acquisitions as offshore transactions, utilizing a WOFE structure.  The companies that sell schools to us are holding companies that have been in existence at least since the inception of the school (here, the schools were almost a decade old when we bought them)  and therefore in all cases they have assets other than the schools we are buying.  Accordingly, the holding company must be reorganized to create a company that holds only the school that we acquire.  That reorganized holding company is the WOFE.  Because it takes a long time (usually 4 to 6 months) to create a new WOFE, and there are other logistical issues, the sellers used pre-existing WOFEs, -- Shanghai Xijiu (for the LJC acquisition) and Shanghai Rubao (for the HIUBC acquisition) – which had no active operating activities, a clean structure, a clean balance sheet, and a legal representative/director whom the seller finds trustworthy.  Those are the entities whose addresses you are asking about.  It would be wrong to draw any inference from the close proximity of the two WOFE addresses.  That proximity does not evidence any connection between the two sellers, and there is none.

Question #2 - How much did Shanghai Xijiu pay for China Lianhe Biotechnology Co., Ltd. (or ‘Lianhe’, the original holding company of LJC) on September 9, 2009?  We would like you to share the original share transfer agreement in Chinese with us.

Answer #2 – The transaction involved a multi-step transfer of interests involving four separate entities.  At the end of the transaction, the total paid by Xijiu was RMB 235 million.

Once again, these transactions are complicated and, to the extent that you are trying to follow the cash, you need to be careful to understand how the transaction works.  We obviously cannot in this short statement provide a thorough explanation of the transaction, but let me make an important general point about the structure of the transaction and how that bears on the prices paid along the way.

As we noted above, prior to the transaction, the school is owned by a holding company with multiple shareholders and additional assets beyond the school we want to buy.    In order to facilitate the transaction, the seller must reorganize itself into a new, offshore holding company with one asset: the school.  The new holding company, which is the WOFE, acquires the old holding company – including the un-purchased assets – and then distributes the un-purchased assets to the shareholders of the old holding company.  For that reason, the money that changes hands between the old holding company and the new holding company might bear no relation to the price we pay for the single asset – the school.

In the LJC deal, the reorganization by the sellers was completed on Sept 17, 2009, after which we entered into a Sale & Purchase agreement (S&P) on Sept 28, 2009.

You asked us to supply the original agreements in Chinese.  These agreements were made before our acquisition and involve parties other than us.  We do not feel it appropriate to provide them to you without you first seeking and obtaining the permission of the contracting parties.  In the meantime, we believe the agreements are publicly available from the PRC government.

Question #3 - Please elaborate on the background of Mr. Xie Ji Qing. What was Mr. Xie’s role and responsibility with respect to LJC prior to CAST acquisition? What is Mr. Xie’s current role at LJC?

Answer #3 - Mr. Xie was the shareholder of the offshore holding company after the reorganization undertaken by the sellers. He has no role in LJC after our acquisition and has never had any involvement with ChinaCast.

Question #4 - How much did Shanghai Rubao pay for Wuhan Jiyang on July 20, 2010? We would like you to share the original share transfer agreement in Chinese with us.

Answer #4 - Three individuals transferred a total of 100% stake in Jiyang to Rubao at an aggregate price of RMB20 million.  In the HIUBC deal, the reorganization by the sellers was completed on August 9, 2010, after which we entered into a S&P on August 19, 2010.  As was the case with the agreement you requested above, we request that you seek the permission of the contracting parties and believe that the contract is publicly available from the PRC government.

Question #5 - Please elaborate on the background of Mr. Wu Shi Xing. What was Mr. Wu’s role and responsibility with respect to HIUBC prior to CAST acquisition? What is Mr. Wu’s current role at HIUBC?

Answer #5 - Mr. Wu was the shareholder of the offshore holding company after the reorganization undertook by the sellers. He has no role in HIUBC after our acquisition and has never had any involvement with ChinaCast.

Question #6 - SEC filings indicate that Wuhan Jiyang’s capital contribution to HIUBC was RMB 20 million and HIUBC’s registered capital was RMB 50 million. How much was Wuhan Jiyang’s ownership % in HIUBC?

Answer #6 - Jiyang's ownership in HIUBC was 100%. The RMB50 million   investment in HIUBC included Jiyang's shareholder loan, which, upon our acquisition, was waived.

There was full transparency for these transactions.  All of the relevant information about the transactions, including the name of the school, identity of the owner, pricing, number of students in the schools, land size, and the like, was made public 6 months before the actual closing of these transactions, leaving plenty of time for all parties to cross reference all details.  All documentation was constructed by our PRC legal counsel and reviewed by the auditors.  At least one of our independent directors visited the schools and their respective seller before closing.  A lot of our shareholders, analysts and potential investors visited all of our schools and communicated with our students, faculty and management teams.

More importantly, and perhaps more simply, please understand that the prices we paid for the assets are fair. Fair values for the land, buildings and intangible assets were determined by professionals and their conclusions have been accepted by our auditors.  The prices we paid compare favorably to market comparables, as the following chart demonstrates:

Date of transaction	Acquirer	Name of university	Education License	No. of students	Land area	Acquisition price	Bank borrowings assumed
April 3, 2009	Ambow	Century College, Beijing	Required to obtain updated education license	2009: 3,350	220mu (146.7K sq. m.)	RMB 450 million	RMB 170 million
Aug 8, 2009	Ambow	Applied Technology College, Soochow	Current	2009: 3,499	Not specified	RMB 187 for 70% i.e. RMB 267m for 100%	RMB 278 million
Oct 5, 2009	ChinaCast	Lijiang College, Guilin	Current	2009: 8,314	236.3K sq. m.	RMB 365 million	RMB 90 million
Aug 27, 2010	ChinaCast	Hubei Industrial University Business College, Wuhan	Current	2009: 9,897 2010: 10,844	71.4K sq. m.	RMB 450 million	RMB 54 million

All the information contained in the table is public information extracted from SEC filings. The information is public in both the US and China. That our acquisitions were at or below market price should allay any fears or concerns that there was any wrongdoing in the acquisition process.

We’ve held annual education conferences for two consecutive years, providing ample opportunities for any investor to scrutinize and cross reference our public information.  In 2011, our annual education conference will be held in Wuhan in October.  If you would like to attend, please contact us.

I am proud of the Company and all that it has achieved.  Once again, we remain willing to answer any questions you may have to the extent we can under the applicable laws and regulations and thank you again for your continued support.

Sincerely,
Ron Chan, Chairman and Chief Executive Officer